Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 20, 2026, relating to the consolidated financial statements of Laser Photonics Corporation as of and for the year ending December 31, 2025 which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) included in Laser Photonics Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and related Prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 24, 2026

1925 Century Park East, Suite 1120

Los Angeles, California 90067

Telephone: 310.601.2200

Fax: 310.601.2201

www.weinbergla.com